Exhibit 4.9


                              CONSULTING AGREEMENT


     This CONSULTING AGREEMENT is entered into by Provectus Pharmaceuticals, Inc., ("PVCT") an OTC BB NASD regulated public Company; and Dr. Phillip C. Baker (the "Consultant"), effective this 5th day of November, 2003.

WITNESSETH:

WHEREAS, PVCT desires to retain the services of the Consultant and the consultant desires to provide services to the PVCT upon the terms and conditions provided herein.

NOW THEREFORE, in consideration of the premise and the covenants hereinafter contained, the parties agree as follows:

1.   Consulting Services.

     The Consultant agrees to provide consulting services to PVCT during the term of this Agreement. The nature of services to be provided involve administration and payment for investor relations and public relations programs. A description of the program is contained in Attachment 1.

2. Extent of Services. The Consultant shall personally provide the Consulting services described herein. PVCT understands that the nature of the services to be provided are part time and that the Consultant will be engaged in other business and consulting activities during the term of this Agreement.

3. Term. The term of this Agreement shall commence as of the date hereof and shall continue twelve months, unless sooner terminated as provided herein.

4. Consideration. In consideration of the execution of this Agreement, and the performance of his obligations hereunder, the Consultant shall receive a fee of $150,000 or 200,000 restricted common shares in the capital of PVCT, and the certificate or certificates representing the Provectus Corporation stock will bear the following restrictive legend or similar legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER APPLICABLE STATE SECURITIES ACTS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR ANY APPLICABLE STATE SECURITIES ACT OR AN OPINION OF COUNSEL ACCEPTABLE TO JAMES CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ACTS.

The shares will have piggy back registration rights. An additional 100,000 "Cashless Warrants" will be granted in the capital of Provectus Corporation with a strike price of $0.75/warrant convertible upon exercise to one common share in

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the  capital of  Provectus  corporation  and;  with the number of common  shares issued upon exercise of the warrants equaling the difference between the dollar amount that would be paid to exercise said warrants and the differential dollar value from the price at which they were exercised.

5. Expenses. PVCT shall pay or reimburse the Consultant pre-approved expenses for all reasonable travel, business and miscellaneous expenses incurred by the Consultant in performing those duties under this Agreement.

6.   Confidential Information.

     (a) Confidentiality. Except as required in the performance of his duties to PVCT, the Consultant shall treat as confidential and shall not, directly or indirectly, use, disseminate, disclose, publish or otherwise make available any Confidential Information (as hereafter defined) or any portion thereof. In furtherance of the foregoing, the Consultant shall be permitted to disclose Confidential Information to those of its employees, managers, members, agents, accountants, attorneys and consultants who reasonably need to know such information in order for the Consultant to reasonably perform its duties hereunder.

     (b) Return of Confidential Information. Upon termination of this Agreement, and upon the written request of the PVCT, all documents, records, notebooks, computer files, tapes and diskettes and similar repositories containing Confidential Information, including copies thereof, then in the Consultant's possession, whether prepared by him or others, shall be promptly destroyed by the Consultant or returned to the PVCT. If at any time after the termination of this Agreement, the Consultant determines that he has any Confidential Information in his possession or control, he shall immediately destroy or return the same to PVCT, including all copies and portions thereof.

     (c) Definition. For purposes of this Agreement, "Confidential Information" means any and all information relating to PVCT and labeled or marked "confidential" when disclosed or made available to the Consultant and which is or becomes known by Consultant as a direct or indirect consequence of or through his relationship with PVCT and not generally known in the industry in which the PVCT is or may become engaged.

Confidential Information shall not include any information which (i) was known by the Consultant prior to receipt of such information by him from PVCT, (ii) is independently discovered by the Consultant after the date hereof, (iii) comes or has come within the public domain through no act or failure on the part of the Consultant or (iv) is rightfully obtained by the Consultant after the date hereof from a third party which, to the knowledge of the Consultant, is lawfully in possession of such Confidential Information.

7. Remedies. The parties acknowledge that the remedies at law for the breach of the agreements and covenants set forth in Section 6 hereof are inadequate and that the PVCT shall be entitled to preliminary and permanent injunctive relief to the fullest extent available under applicable law enjoining the Consultant from engaging in any conduct constituting a breach of the agreements and covenants contained in Section 6 hereof.

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Such  remedies  shall be in addition to, and not in  substitution  of, any other remedies which the PVCT may have at law or in equity in the event of a breach of threatened breach of any of the foregoing agreements or covenants by the Consultant.

8. Status. Except as otherwise may be agreed, the Consultant shall at all times be an independent contractor, rather than a co-venturer, agent, employee or representative of PVCT.

9. Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed given when personally delivered or sent by certified or registered mail or overnight courier to the following addresses, or such other address as to which one party may have notified the other in such manner.

If to Provectus Pharmaceuticals, Inc;

Timothy Scott, President
7327 Oak Ridge Highway
Knoxville TN  37931

If to the Consultant:

Dr. Phillip C. Baker
1630 North Main St. #234
Walnut Creek, CA 94596-4609

10. Applicable Law. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Tennessee without regard to its conflict of law provisions.

11. Severability. In the event of the invalidity or unenforceability of any provision of this Agreement under applicable law, the parties hereto agree that such invalidity or unenforceability shall in no way affect the validity or enforceability of any other provisions of this Agreement.

12. Waiver of Breach. The waiver by either party of a breach of any provision of this agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such party. No waiver shall be valid unless in writing and signed by each of the PVCT and the Consultant.

13. Binding Effect. This Agreement shall be binding upon the parties and their respective personal representatives, successors, and assigns.

14. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to its subject matter. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

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     IN WITNESS WHEREOF,  each of the parties has executed this Agreement on the date first above written.


                                         PVCT

                                           /s/ Timothy C. Scott
                                         ---------------------------------------
                                         Timothy C. Scott, President



                                         Consultant

                                          /s/ Phillip C. Baker
                                         ---------------------------------------
                                         Phillip C. Baker




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                                  Attachment 1

                            Outline of IR/PR Program


Dr. Baker, Mr. Cosgrove and Mr. Matin are being engaged to administer the IR/PR program for PVCT. The approach will be for them to identify and retain a group of highly qualified firms to implement a three-tiered program. Mr. Cosgrove and Mr. Matin have a number of projects with several IR/PR firms and will leverage their ongoing relationships to efficiently monitor the firms and ensure that PVCT gets the best possible value.

The outline of the program is as follows:

     1. Tier one will last approximately 6 weeks and involves contacting brokers, retail buyers and potential market makers for the stock.

     2. Tier two will be directed toward liquidity and increasing shareholder base and will start at week 4 and continue for approximately 8 weeks.

     3. Tier three will be market maintenance and will start at week 10 to 12 and continue for the duration of the contract.

The major PR and IR firms that have been selected to begin the program are Tom Madden & Associates (Investor2k.com, Seattle, WA), Eric Davis and Sons, (San Diego, CA), Midas Securities (Orange County, CA), and Westminster Securities (New York, NY). Other firms will be added as needed or dictated by performance.